FOR IMMEDIATE RELEASE

February 23, 2016

PCSV Thrust announces $825K drone technology sale

PCS Edventures!’ Thrust-UAV Business Unit Announces Production Contract.

Boise, Idaho, February 23, 2016 — PCS Edventures!.com, Inc., (PCSV) a leading provider of K-12 Science, Technology, Engineering and Mathematics (STEM) programs, today announced its first sale from its Thrust-UAV business unit. Thrust-UAV was recently acquired by PCSV and develops products and technology targeting fast-growing FPV drone racing. This sale is for the development and production of a drone-related technology product for Drones ETC, a Salt Lake City based drone distribution company.

The 12-month contract was executed on February 22nd and involves the R&D and production of hardware as well as the creation of a supporting IOS/Android app with widespread application to the drone market. The contract commits to the purchase of a minimum quantity over the 12-month contract for $825,000. If volume projections are higher than anticipated by the client, this number could increase. Sales for the product are expected to continue after the 12-month period with additional purchases by the client.

Joe Egusquiza, Business Manager for the Thrust-UAV business unit said “We are pleased to announce the first revenue generating project for the business unit and see this as a great kick-off for Thrust-UAV sales. We hope this is the beginning of a great, long-term relationship with Drones ETC.”

Shawn Rowland, Co-Founder of Drones Etc., said of the contract, “We have known Thrust UAV and the quality of products that come from the company for some time now, and we are excited to be joining together to produce a high-quality product manufactured right here in the United States. Drones Etc. is all about quality and service for our customers, and we think working with Thrust UAV to develop specific products for our customer needs is going to bring a new level of excellence to the drone marketplace.”

EJ Duarte, Director of Thrust R&D within PCS Edventures, stated “This first contract focuses on a technology that we are excited to monetize for the business unit, and my team is already well into the design stage of the product.”

As a business unit within PCS Edventures! Thrust-UAV focuses on developing technology and systems that support FPV drone racing, an exploding market that demands precision technology and high performance products in order to compete effectively. PCS Edventures! acquired Thrust-UAV last week due to multiple synergies between the technology, FPV racing, and the PCSV mission to create engaging STEM experiences. The acquisition also provides rich opportunities to monetize the technology outside of the education market with shorter sales cycles and more readily-available budgets.

Robert Grover, PCS Executive Vice President said, “I couldn’t be more satisfied to see this first sale come through from our Thrust-UAV group as it clearly demonstrates that our strategy to acquire and work closely with the Thrust-UAV team is solid. I’m also excited about the advanced robotics concepts on the PCSV product roadmap that we will be able to pursue now that we have brought this extraordinary technical team in-house.”

Todd Hackett, PCS CEO, said of the contract, “Our shareholders should be excited about what this represents in terms of growth potential for the company as it not only increases the depth of our core expertise in robotics, but also expands our revenue opportunities to new, high-growth markets. The global drone market is projected to surpass $5 Billion by 2020 and I am thrilled that PCSV is now involved in this space.”

About Drones Etc.

Drones Etc. is a Salt Lake City Utah company that has become the #1 Most Trusted Online store for all things Drone. A preferred dealer for DJI, the #1 manufacturer of aerial photography Drones worldwide, Drones Etc. also offers Cinema and Aerial Drone packages and bundles for the beginner, the amateur and the professional. Time magazine, among many others, has featured Drones Etc. as the best place to buy your drone Online or Offline. Drones Etc. supports drone applications in agriculture, mining, surveying, police, swat, fire, search and rescue, emergency aid, professional photography and cinematography and many other fields. Visit their website at http://dronesetc.com.

About Thrust UAV

Thrust-UAV is a Boise-based business unit owned and operated by PCS Edventures! focusing on creating innovative, cutting-edge technology solutions for the exploding FPV drone racing market. Thrust-UAV monetizes these innovative technology solutions through the production of racing drones and precision, high-performance electronic modules applicable to many industries.

About PCS Edventures!

PCS Edventures!.com, Inc. (OTCQB: PCSV) is a Boise, Idaho company that designs and delivers technology-rich products and services for the K-12 market that develop 21st century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, Arts, and Math (STEAM) and have been deployed at over 7,000 sites in all 50 United States and 17 foreign countries. Additional information on our STEAM products is available at http://www.edventures.com.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, actual results could differ materially from such statements.

Contact

Investor Contact: Robert Grover 1.800.429.3110, robert@edventures.com

Investor Relations Web Site: pcsv.global

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